EXHIBIT 2.01

AGREEMENT FOR PURCHASE AND SALE OF SHARES

By this private instrument executed on July 25, 2001, the parties:

On the one part:

(a) BANCO ECONÔMICO S.A. – IN THE PROCESS OF EXTRAJUDICIAL LIQUIDATION, a Brazilian joint stock company with its principal place of business in the City of Salvador, State of Bahia, at Rua da Argentina No. 1, 1st floor, enrolled with the National Register of Legal Entities of the Ministry of Finance under CNPJ/MF No. 15.124.464/0001-87 (hereinafter referred to severally as “Seller”); and

on the other part:

(b) The winner of the Auction, as identified in Exhibit A, which for all purposes and effects of the law is a constituent of this instrument (hereinafter referred to as “Buyer” and, jointly with the Seller, hereinafter referred to as “Parties”).

PREAMBLE

WHEREAS the Seller is the titleholder and legitimate owner of the equity participations described below, which are hereinafter referred to as “Shares”:

Number of
		Common	% of Total	Total Number
		Registered (ON)	Common	of	% of Total
Company	Owner	Shares	Share Capital	Shares/Quotas	Capital
ESAE	Seller	44,619,655	99.99	44,619,655	99.99

WHEREAS the Seller structured a process aiming at competitive sale of the Shares, which process ended on this date in the form of an auction (“Auction”);

WHEREAS the Auction had as its subject-matter the Shares;

WHEREAS the Buyer participated in the Auction, having presented the best bid proposal for acquisition of the Shares and, as a result, was a proclaimed winner of the Auction;

WHEREAS on the terms of the Selling Notice published on July 13, 2001 and of the Public Notice (as defined below), the Buyer submitted together with its bid proposal for acquisition of the Shares, a Proposal Guarantee, as defined below in Article 1.1;

WHEREAS the Parties to this instrument are aware that, on the terms of the Shareholders Agreement of Conepar, and as a result of this Agreement, BNDES Participações S.A. – BNDESPAR (“BNDESPAR”) has the right of sale of the totality of the equity participation that it holds in the capital stock of Conepar, on the same price and payment conditions provided hereunder (tag along), and has already manifested in writing its intention of exercising such right;

WHEREAS the Parties to this instrument are aware that, on the terms of the Public Notice (as define below), Odebrecht Química S.A. (“Odequi”) and Petroquímica da Bahia S.A. (“PQBA”, and jointly with Odequi, “Interested Third Parties”) have the right of sale of the Protocol Assets (as defined in the Public Notice) jointly with the Shares (tag along);

WHEREAS, pursuant to the terms and conditions established in this instrument and subject to the defeasance conditions provided under Article 2.7 below, the Seller wishes to sell to the Buyer and the Buyer wishes to acquire from the Seller all of the Shares;

Now, therefore, THE PARTIES HERETO HAVE RESOLVED to execute this Agreement for Purchase and Sale of Shares (“Agreement”), which the parties mutually covenant and that shall be governed by the following articles and conditions:

ARTICLE 1 – DEFINITIONS

1.1. – Definitions. The following terms are used in this Agreement, both in the singular and plural forms, with the meanings established in this Article, to wit:

Shares	Definition in the first Recital

Conepar Shares	Definition in Article 3.1.1. (b)

Announcement	Definition in Article 5.3

CADE	Definition in Article 5.2

Company(ies)	Any and all of one of the following companies: ESAE, Conepar,
Polialden Petroquímica S.A., Petronor, Norquisa and Copene.

Defeasance Conditions	Definition in Article 2.7

Conepar	CONEPAR – COMPANHIA NORDESTE DE PARTICIPAÇÕES, a joint stock company with its principal place of business at Rua Torquato Bahia No. 3, 4th floor – District of Comércio, Salvador – State of Bahia, duly registered with the Commercial Registry of the State of Bahia under NIRE No. 293000677-41 and enrolled with the National Register of Legal Entities of the Ministry of Finance under CNPJ/MF No. 15.660.004/0001-73.

Copene	Copene – Petroquímica do Nordeste S.A., a Brazilian joint stock company with its principal place of business at Rua Eteno, no numbering, Basic Complex, Petrochemical Center, Municipality of Camaçari, State of Bahia, enrolled with the National Register of Legal Entities of the Ministry of Finance under CNPJ/MF No.

42.150.391/0001-70.

Closing Date	Definition in Article 2.4.

Date of Financial Settlement	Is the Closing Date.

Business Day	Any day other than a Saturday, a Sunday or a day on which commercial banks are required or authorized by law to close for business in the Cities São Paulo and/or Salvador, Brazil.

Public Notice	Is the public notice made available for the participants in the Auction by the Seller, by request to BDO Directa Auditores S/C as from July 13, 2001, on the terms of the Selling Notice published on July 13, 2001.

ESAE	Econômico S.A. Empreendimentos, a Brazilian joint stock company with its principal place of business in the City of Salvador, State of Bahia, at Rua Torquato Bahia No. 3, Quirino José Gomes Building, 4th floor, enrolled with the National Register of Legal Entities of the Ministry of Finance under CNPJ/MF No. 13.587.050/0001-69.

Brazilian GAAP	Brazilian generally accepted accounting principles.

Proposal Guarantee	A guarantee granted by the Buyer on the terms of the Public Notice for an amount corresponding to ten percent (10%) of the Minimum Price (as defined in the Public Notice), a copy of which guarantee is a constituent part of this Agreement as EXHIBIT B.

ICC	Definition in Article 7.2.

IGP-M	General Market Price Index, published by the Getúlio Vargas Foundation.

Norquisa	Nordeste Química S.A. – NORQUISA, a Brazilian joint stock company with its principal place of business at Rua Eteno No. 1561, Basic Complex, Petrochemical Center, Municipality of Camaçari, State of Bahia, enrolled with the National Register of

Legal Entities of the Ministry of Finance under CNPJ/MF No. 15.659.535/0001-46.

Burden	Any encumbrance, burden, right of retention, charge, attachment, option, right of first refusal and any other similar rights or claims of any nature related to such rights.

Conepar Equity Participations	Definition in Article 3.1.1 (c).

Norquisa Equity Participations	Definition in Article 3.1.1 (d).

Losses	Any loss, damage, cost, fine, penalty, expense, financial loss or liability or that is convertible into funds (including interest, penalty, monetary restatement, reasonable attorneys’ fees and court costs), excluding loss of profit and other indirect losses.

Indemnifiable Losses	In respect of the Seller, is the amount corresponding to the percentage of actual Loss incurred by any one of the Companies in which the Seller holds equity participation, either directly or indirectly, that could be attributed to the Seller on the terms of Article 6.1, with due regard for the percentages shown in Exhibit D, if the Buyer should incur in direct Losses deriving from the events referred to in Article 6.1 (a), the Indemnifiable Loss shall correspond to the total amount of the Loss caused by the Seller.

Petronor	Petronor – Participações Petroquímicas do Nordeste Ltda., a Brazilian limited liability company with its principal place of business in the City of Camaçari, State of Bahia, at Rua João Ursulo No. 1261, enrolled with the National Register of Legal Entities of the Ministry of Finance under CNPJ/MF No. 13.462.064/0001-56.

Acquisition Price	Definition in Article 2.2.

ARTICLE 2 – ACQUISITION OF THE SHARES

2.1. – Acquisition of the Shares. On the terms and conditions established in this Agreement and subject to the Defeasance conditions, on the Closing Date the Buyer shall acquire and the Seller shall sell to the Buyer, for the Acquisition Price (as defined in Article 2.2 below) the Shares, all of which Shares being free and clear of any and all Burdens, except as disclosed in Exhibit 3.1.1(a) to this Agreement.

2.2. – Acquisition Price. The total price to be paid spot cash by the Buyer to the Seller on the Closing Date for acquisition of the Shares is described in Exhibit C to this instrument (“Acquisition Price”).

2.2.1. – By no later than forty-eight (48) hours prior to the Closing Date the Seller may inform in writing to the Buyer as regards any adjustment to the Acquisition Price, on the terms and within the limits of items 6.2 to 6.2.4 of the Public Notice, with due regard for the provisions of Article 2.7 below.

2.2.2. – The Acquisition Price for Shares includes the amount for spot cash settlement, for the account of ESAE, of the ESAE debt to Banco Econômico (“ESAE Debt”) outstanding at the time, as described in Exhibit C.

2.2.3. – Interest of 12% p.a. calculated pro rata temporis shall apply to the Acquisition Price, from the date of execution of this Agreement up to the date of effective payment of the Acquisition Price, should the Closing Date occur more than ten (10) days after the date of execution of this Agreement.

2.3. – Subject to the Defeasance Conditions, the payment of the Acquisition Price shall be effected to the Seller on the Closing Date, by means of delivery to the Seller of two banker’s checks issued by a prime bank, in the amounts shown in Exhibit C, if applicable adjusted pursuant to Articles 2.2.1. and 2.2.2. above, of which (i) one for payment of amounts relative to assets sold by the Seller, excluding the amount of the ESAE Debt, restated up to the Closing Date, and (ii) one to be issued in favor of the Seller for settlement of the ESAE Debt restated to the Closing Date, as informed by the Seller to the Buyer in writing by no later than forty-eight hours prior to the Closing Date.

2.4. – Closing Date. With due regard for what is provided in Article 2.7 below, the closing date for the transactions provided under this Agreement shall be: (i) the second (2nd) Business Day following the execution of this Agreement, or (ii) if the right of joint sale provided under item 6.2 of the Public Notice is applicable, the second (2nd) Business Day after the date on which the Seller has notified the Buyer in writing, on the terms of item 6.2.1 of the Public Notice (the “Closing Date”). On the Closing Date, upon payment of the Acquisition Price by the Buyer, on the terms of Article 2.2 above, the Seller shall ensure that ESAE records the transfer of its Shares contemplated hereunder in its books of record of registered Shares and of record of transfer of registered Shares, which acts shall be duly formalized by the signature of representatives of each one of the Parties in the mentioned books, with the Seller shown as assignor and the Buyer shown as assignee of the relevant Shares, on the terms of this Agreement.

2.4.1. – Failure to comply with any one of the conditions shown in Article 2.4 above shall imply termination of this Agreement, in addition to execution of the Proposal Guarantee and other sanctions provided for in the Public Notice.

2.5. – If the Buyer fails to honor any one of the obligations established in Article 2.4 above, the Buyer shall pay to the Seller the total amount corresponding to ten percent (10%) of the Minimum Price (as defined in the Public Notice), on account of a fine for such contractual default, being that (a) the payment of such amount is guaranteed by the Proposal Guarantee; and (b) the mentioned fine has merely the nature of a penalty.

2.6. – It is hereby expressly acknowledged by the Parties that, notwithstanding what is provided under Article 2.5 above, the Seller shall have the right of unlimitedly claiming for losses and damages for any remedies, as provided by law.

2.7. – Defeasance Conditions. The obligations of the Buyer and of the Seller provided under this Agreement are subject to the following defeasance conditions, if the Buyer is a Third Party Participant on the terms of the Public Notice (“Defeasance Conditions”):

(i)	absence of written notice from the Buyer to the Seller, within a term of ninety (90) days counting from this date, concerning the exercise or non-exercise of the right of joint sale of the Interested Third Parties and, as the case may be, the price to be paid by the Buyer to the Seller and to each one of the Interested Third Parties fore acquisition of the Shares and of the Protocol Assets, as defined in the Public Notice; or

(ii)	if the Interested Third Parties exercise their right of joint sale provided for in the Public Notice, the overall price to be paid by the Buyer for acquisition of the Shares and of the Protocol Assets, as defined in the Public Notice, is greater than two hundred and ten percent (210%) of the total Acquisition Price shown in Exhibit C, including the Amount of the Debt.

2.7.1. – If any one of the cases of Defeasance Conditions referred to above should occur, this Agreement may be immediately terminated, by means of written notice, with no indemnity being payable by the Seller to the Buyer or vice-versa.

ARTICLE 3 – SELLER REPRESENTATIONS AND WARRANTIES

3.1. – In respect of the Shares, the Seller hereby expressly represents and warrants to the Buyer the following:

3.1.1. – Capitalization of the Companies

3.1.1.(a) – The Seller is the legitimate owner of the totality of the Shares, as described in the first Recital. Such Shares are free and clear of any and all Burdens, except as described in Exhibit 3.1.1(a). All of the Shares have been validly issued and are fully paid-in. Except as described in Exhibit 3.1.1(a), there are no subscription rights (except as regards existing shares), options, shareholders agreements or other rights for acquisition of any share or any other amount for ESAE securities that, if exercised, could grant to the respective holders rights to Shares of ESAE or of any other company that could be converted into or exchanged for shares or quotas of the capital of ESAE, issued or in the process of being issued. Upon transfer of the Shares to the Buyer by the Seller, the Buyer shall have valid and effective title to the Shares, free and clear of any Burdens, except as described in Exhibit 3.1.1(a).

3.1.1.(b) – ESAE is the legitimate owner of 4,148,437,916 registered common shares and 638,221,526 class A registered preferred shares issued by Conepar (the shares referred to hereunder, held by ESAE, are hereinafter referred to as “Conepar Shares”). The Conepar Shares are free and clear of any and all Burdens. All of the Conepar Shares have been validly issued and are fully paid-in. Except as described in Exhibit 3.1.1(b), there are no subscription rights (except as regards existing shares), options, shareholders agreements or other rights for acquisition of any share or any other amount for Conepar securities that, if exercised, could grant to the respective holders rights to shares of Conepar or of any other company that could be converted into or exchanged for shares or quotas of the capital of Conepar, issued or in the process of being issued.

3.1.1.(c) – Conepar is the legitimate holder of the equity participations described in Exhibit 3.1.1.(c)-A (“Conepar Participations”), which are free and clear of any Burdens, except as described in Exhibit 3.1.1.(c)-B. All of the Conepar Participations have been validly issued and are fully paid-in.

3.1.1.(d) – The Seller is the legitimate owner, either directly or indirectly, of equity participation in the capital stock of Norquisa, which is the controlling shareholder of Copene, described in Exhibit 3.1.1.(d)-A (“Norquisa Participations”). The Norquisa Participations are free and clear and any all Burdens, except as described in Exhibit 3.1.1.(d)-B. All of the Norquisa Participations have been validly issued and are fully paid-in.

3.1.1.(e) – Norquisa is the legitimate owner of 377,750,595 registered common shares and 7,359,992 class A registered preferred shares issued by Copene (“Copene Shares”), which are free and clear of any and all Burdens, except as described in Exhibit 3.1.1(e). All of the Copene Shares have been validly issued and are fully paid-in. Except as described in Exhibit 3.1.1.(e), there are no subscription rights (except as regards existing shares), options, shareholders agreements or other rights for acquisition of any share or any other amount for Copene securities that, if exercised, could to grant to the respective holders rights to Shares of Copene or of any other company that could be converted into or exchanged for shares or quotas of the capital of Copene, issued or in the process of being issued.

3.1.2. – Incorporation and Operation. The Seller and the Companies are duly organized, exist validly and have the authorizations that are materially necessary to conduct their operations as currently conducted.

3.1.3. – Power and Authorization. The Seller has power and full authority to execute this Agreement, perform its obligations as assumed hereunder and consummate the transactions that are contemplated in this Agreement. The execution and formalization of this Agreement by the Seller, and the performance of its obligations that derive from this Agreement, have been duly authorized by all of the corporate acts that are necessary for the Seller, including those under the extrajudicial liquidation condition of Banco Econômico and within the ambit of the Central Bank of Brazil. No other measure or act is necessary to authorize the execution, the formalization and the performance of this Agreement by the Seller.

3.1.4. – Binding Effect. This Agreement constitutes the legal, valid and binding obligation of the Seller, which is enforceable pursuant to its terms.

3.1.5. – Absence of Violation. Consents. Neither the execution and formalization of this Agreement by the Seller, nor the performance by the Seller of any and all of its obligations on the terms of this Agreement, nor the implementation of the transactions established in this Agreement:

(a)	violate or conflict with any provision of the By-Laws or Articles of Association of the Seller;

(b)	violate, infringe or in any other way create or give rise to early maturity of any obligations, or any relevant default, or any relevant penalty, concerning any agreement, commitment or other obligation or instrument to which the Seller is a party or by which it is bound, except as described in Exhibit 3.1.5.(b);

(c)	violate or conflict with any statute, ordinance, law, rule, regulation, license or permit, decision or order by any court or other governmental or regulatory authority to which the Seller or its assets are subordinated; or

(d)	is contingent upon any consent, approval or authorization of, notice to, or filing or registration with, any person, entity, court or governmental or regulatory authority, except in respect of the CADE, approval from which shall be secured by the Buyer pursuant to the terms of Article 5.2 below.

3.1.6. – Corporate Reorganizations. Any and all corporate reorganizations, including but not limited to spin-off of ESAE and Conepar, that occurred in the second half of 2000, were carried out with strict observance of all applicable Brazilian legislation, including but not limited to tax and corporate legislation.

3.1.7. – Financial Statements, Books and Records of each one of the Companies. Except as informed in Exhibit 6.1.(a), Exhibit 3.1.7-B and in the other exhibits to this Agreement, the audited or reviewed financial statements, as the case may be, of each one of the Companies on December 31, 2000 and March 31, 2001, which are constituent parts of this Agreement as Exhibit 3.1.7-(A) (the “Financial Statements”), are true, correct and complete in all of their relevant aspects and were prepared in accordance with applicable legislation and Brazilian GAAP applied in a consistent form, may be reconciled with the books and records of the mentioned companies, in all of their relevant aspects, and present fairly, in all relevant aspects, the financial position and the results from operations and changes in financial position, as applicable, of each one of the Companies in the relevant period.

ARTICLE 4 - BUYER REPRESENTATIONS AND WARRANTIES

The Buyer hereby expressly represents and warrants to the Seller the following:

4.1. – Incorporation and Compliance. The Buyer is duly incorporated, exists validly and is in compliance with the laws of its relevant jurisdiction.

4.2. – Power and Authority. The Buyer has power and full authority to execute this Agreement, perform its obligations as assumed hereunder and consummate the transactions that are contemplated in this Agreement. The execution and formalization of this Agreement by the Buyer, and the performance of its obligations that derive from this Agreement have been duly authorized by all of the corporate acts that are necessary for the Buyer. No other measure or act is necessary to authorize the execution, the formalization and the performance of this Agreement by the Buyer.

4.3. – Binding Effect. This Agreement constitutes the legal, valid and binding obligation of the Buyer, which is enforceable pursuant to its terms.

4.4. – Absence of Violation. Consents. Neither the execution and formalization of this Agreement by the Buyer, nor the performance by the Buyer of any and all of its obligations on the terms of this instrument, nor the implementation of the transactions established in this Agreement:

(a)	violate or conflict with any provision of the By-Laws or Articles of Association of the Buyer;

(b)	violate, infringe or in any other way create or give rise to early maturity of any obligations, or any relevant default, or any relevant penalty, of any agreement, commitment or other obligation or instrument to which the Buyer is a party or by which it is bound;

(c)	violate or conflict with any statute, ordinance, law, rule, regulation, license or permit, decision or order by any court or other governmental or regulatory authority to which the Buyer or its assets are subordinated; or

(d)	are contingent upon any consent, approval or authorization of, notice to, or filing or registration with, any person, entity, court or governmental or regulatory authority, except in respect of the CADE, approval from which shall be secured by the Buyer pursuant to the terms of Article 5.2 below.

4.5. – Financial Capability. The Buyer has financial capability, based on existing cash, existing credit facilities or other loan facilities or forms of capitalization, or a combination thereof, to effect the payments that are provided under Article 2 above, as well as to perform all of its obligations as provided in this instrument.

ARTICLE 5 – OTHER COVENANTS

5.1. – Expenses. With due regard for what is established in Article 5.2 below, each Party hereto shall pay its own professional fees and expenses (including the fees and expenses of its attorneys, accountants, financial consultants and other professionals) incurred in respect of this Agreement and all of the transactions related hereto.

5.2. – Approval by the CADE. The parties expressly agree that the Buyer and the Seller shall submit the transaction contemplated in this Agreement to approval by the Administrative Council for Economic Defense — local acronym CADE, of the Ministry of Justice of Brazil (“CADE”); notwithstanding, with observance that under no circumstance shall the result of such submission affect the validity of this Agreement between the Parties hereto, and the Acquisition Price shall remain unchanged and no right of indemnity shall arise by virtue of such result. The Buyer shall coordinate the tasks for such submission, and the Seller expressly commits to cooperate fully and promptly with the Buyer so as to submit the relevant applications and provide the necessary information. All fees, costs, expenses and penalties (including fees and expenses for attorneys, accountants, financial consultants and other professionals, except for those contracted directly by the Seller) incurred for the preparation and presentation to the CADE of the transactions contemplated in this instrument and in supplementary Agreements related hereto shall be fully borne by the Buyer.

5.3. – Announcements. The Parties agree that any announcement addressed to the public in general, concerning the transaction that is subject-matter of this Agreement, may only be made as from and after the date of this Agreement (“Announcement”). Any Party that intends to make any Announcement shall exert reasonable efforts to notify the other party in respect thereof within a reasonable period of time, declaring the content of such Announcement, which may only be divulged with the express agreement of the other Party, which agreement may not be unreasonably denied. The above notwithstanding, each party may make any Announcement to the extent that this may be required by applicable laws and regulations.

5.4. – Requests of Resignation of Members of the Board of Directors and of the Statutory Executive Officers of the Companies. On the Closing Date the Seller shall obtain and present to the Buyer letters of resignation presented by the members of the Board of Directors and, if applicable, by the Statutory Executive Officers of the Companies and of Politeno Indústria e Comércio S.A., whose names are shown in Exhibit 5.4. to this Agreement.

5.5 – Tag Along – Conepar. The Buyer hereby commits to comply with all of the terms and conditions of the Conepar Agreement in respect of the right of joint sale of the totality of the equity participation held by BNDESPAR in the capital stock of Conepar, if such rights should be exercised by BNDESPAR, on the same price and payment conditions provided hereunder. For purposes of determining the price for exercise of the right of joint sale by BNDESPAR, the Buyer hereby represents and acknowledges that the price per share paid for acquisition of the shares issued by ESAE shall include the amount of the ESAE Debt.

5.6 – Tag Along – Interested Third Parties. Subject to the terms and conditions of items 6.2 to 6.2.4 of the Public Notice, the Buyer hereby commits to comply with all of the terms and conditions of the Public Notice in respect of the right of joint sale of the Interested Third Parties, if such rights should be exercised by any Interested Party.

5.7. – Release of Guarantees. The Buyer undertakes to substitute the guarantees pledged by the Seller and/or its controlling shareholders, whether direct or indirect, including but not limited to the agreements shown in Exhibit 5.7 to this Agreement, obtaining such substitution within sixty (60) days from the Closing Date.

5.7.1. – It is hereby expressly established that, if the Buyer fails to substitute the mentioned guarantee within the stipulated term, the Buyer shall present a letter of guarantee issued by a prime bank that is acceptable to the Seller, in favor of the guarantors identified in Exhibit 5.7, corresponding to one hundred and twenty percent (120%) of the total aggregate amount of the debts guaranteed by the guarantors identified in Exhibit 5.7 and that have not been substituted within the term mentioned above.

5.7.2. – If the Buyer should fail to present the guarantee referred to in Article 5.7 by the sixtieth (60th) day following the Closing Date, the Buyer shall be automatically required to pay to the guarantors identified in Exhibit 5.7 a financial penalty not by way of liquidated damages in the amount of thirty percent (30%) of the amount of the non-substituted guarantees for which such guarantors are liable, subject to penalty of judicial execution.

5.7.3. – Without prejudice to what is provided above, it is expressly acknowledged that as from this date the Buyer becomes fully liable for indemnifying the guarantors identified in Exhibit 5.7, should any one of the guarantees mentioned thereunder be charged after this date, without prejudice to losses and damages deriving from such collection action.

ARTICLE 6 – INDEMNITY

6.1. - Indemnity

(a)	With due regard for the provisions this Article 6, the Seller, in respect of the Shares, undertakes irrevocably and irreversibly to indemnify, defend and hold the Buyer harmless of and against Indemnifiable Losses incurred by the Buyer as a result of: (i) violation of obligations assumed by the Seller in this Agreement and/or (ii) violation of the representations and guarantees contained in Articles 3.1.1 to 3.1.6 above and/or; (iii) acts, facts, events or business transactions that have not being disclosed to the Buyer by the Seller through exhibits to this instrument or in a data room organized for the Auction (“Data Room”), which list of documents and information provided is a constituent part of this Agreement as Exhibit 6.1.(a), and that relate to the period prior to the Closing Date; and, cumulatively, (ii) violation of representations and guarantees contained in Article 3.1.7 above, with due regard for the limits and conditions provided under Article 6.2 below.

(b)	Any claims or demands for payment of any debt or obligation, filed by third parties in respect of item (a) above, shall hereinafter be referred to as claims (“Claims”);

(c)	The Buyer hereby represents and acknowledges that any amounts presented in the Data Room are merely indicative and do not create any liability for the Seller, except for the audited financial statements and the books for assessment of taxable income, on the terms of the Law, which shall be subject to the rules provided under item (a) (iii) above and under Article 6.2 below.

6.1.1. – If a Claim should arise in respect of which the Seller is liable on the terms of this Agreement, the Buyer shall immediately notify the Seller in writing as to such Claim, which notice shall be given immediately, but not after one third of the legal term available for presentation of the relevant defense or counterclaim (“Defense”) has elapsed (“Notice Date”). In this case, within the period comprised between the Notice Date and the second third of the legal term available for the relevant defense or counterclaim (the “Counter-Notice Date”), the Seller shall notify the Buyer as to its intention of presenting a Defense or effecting the corresponding payment. Failure by the Buyer to give the notice provided for above shall release the Seller from its obligations of indemnifying on the terms of this Article 6.1, in respect of the Claim for which the notice was not given.

6.1.2. – If the Seller should opt for the right of defense, the Buyer shall make available all of the documentation necessary for the Defense that is in possession of the Buyer and of the applicable Company, and it shall be incumbent upon the Seller to designate jointly an attorney of renowned competence on the matter, to whom the Buyer shall grant and, if applicable, shall ensure that the Company grants a power of attorney with powers to represent it in the Defense against the relevant Claim. The Buyer shall have the right of appointing, for its own account and cost, its own attorneys-in-fact to supervise the work to be conducted by the attorneys-in-fact appointed by the Seller, and the Buyer’s attorneys-in-fact shall have full access to all documents concerning the mentioned Defense. The Buyer agrees to provide and ensure that the Company provides, within the proper timeframe, any and all information or materials reasonably requested by the Seller for presentation of a Defense against any Claim.

6.1.3. – Should the Seller opt for effecting payment of the Indemnifiable Loss referred to in the Claim, even so the Buyer shall have the right of impugning or answering the mentioned Claim. In this case, the Buyer shall bear the expenses, costs, deposits, professional fees and guarantees that may be required during the course of the Claim, with the Seller’s liability being limited to the amount of the Indemnifiable Loss related to the Claim on the Counter-Notice Date, monetarily restated by the IGP-M up to the effective date of payment, with due regard for the limits provided under Article 6.2 below. The Seller shall have the right of appointing, for its own account and cost, its own attorneys-in-fact to supervise the work that shall be conducted by the attorneys-in-fact appointed by the Buyer, with the Seller’s attorneys-in-fact having full access to all of the documents concerning the mentioned Defense.

6.1.4. – Any and all settlements made during the course of the Defense of a Claim shall be contingent upon prior written agreement between the Seller and the Buyer.

6.1.5. – The communications provided under this Article 6, to be sent and replied by the Seller, shall observe what is provided under Article 7.1 below.

6.2. – Limitation of the Obligation of Indemnifying. The Seller’s obligation of indemnifying, as established in Article 6.1 above, is subject to the following limitations:

(a)	the Indemnifiable Losses actually incurred or that could result from the Claims shall be subject-matter of notification given by the Buyer to the Seller within five (5) years counting from the Closing Date on the terms of this Agreement, and shall relate solely and exclusively to acts, facts, events or business transactions prior to the Closing Date, and it is certain that in the event of Indemnifiable Losses deriving from Claims, such Claims shall have been subject-matter of notification on the terms of Article 6.1 above;

(b)	the Seller shall not be liable for Indemnifiable Losses the individual amount of which is equal to or less than one hundred thousand Reais (R$ 100,000.00). Any Indemnifiable Losses that individually exceed one hundred thousand Reais (R$ 100,000.00) shall only be indemnified by the Seller if they exceed, and only to the extent that they exceed, jointly with other Indemnifiable Losses, the amount of five hundred thousand Reais (R$ 500,000.00);

(c)	should there be multiple Claims related to or deriving from one or a series of related occurrences or events, the amounts of the Indemnifiable Losses that result from such Claims shall be added so as to determine whether they satisfy the limit established in item (b); and

(d)	in respect of Indemnifiable Losses that result from one of the cases provided under Article 6.1.(a) (iii), the maximum total amount for which the Seller shall be liable for indemnifying the Buyer is limited, in respect of the totality of the mentioned Losses, to five percent (5%) of the Acquisition Price.

6.2.1. – The Buyer on one side, and the Seller on another, shall maintain a Memorandum Account (“Memorandum Account”) related to this Agreement. The Memorandum Account shall enable the parties to maintain control of the Indemnifiable Losses for which the Seller is liable, so as to monitor the limits established in Article 6.2, and its is hereby expressly established that Indemnifiable Losses with amounts that are less than one hundred thousand Reais (R$ 100,000.00) shall not be recorded in the Memorandum Account.

6.2.2. – The amounts referred to in this Article 6 shall be monetarily restated by the variance of the IGP-M.

ARTICLE 7 – GENERAL PROVISIONS

7.1. – Notices.

(a)	All notices, consents, requests and other communications provided for in this instrument shall be given in writing and shall be delivered personally, sent by registered mail (with notice of receipt), or by fax or recognized courier service. If to the Seller, such notices shall be sent to the addresses shown in Exhibit E and, if to the Buyer, to the address and to the persons responsible shown in Exhibit A.

(b)	Notices delivered in accordance with Article 7.1 (a) shall be deemed given: (i) at the time when they are delivered, if delivered personally; (ii) at the time when they are received, if sent by mail or by courier service; and (iii) if by fax, on the date shown on the confirmation of receipt of the transmission issued by the relevant receiving fax set.

(c)	Any Party may change the address to which the notices shall be sent by giving written notice to the other Party according to this Article 7.1, and in respect of this provision, the notice shall be deemed received only upon acknowledgement of such receipt by each one of the other parties.

7.2. – Arbitration. Without prejudice to the possibility of the parties obtaining provisional remedy concerning the compliance and specific performance of the terms and conditions of this Agreement, all disputes arising from or related to the construal, application or performance of this Agreement shall be decided by final and binding arbitration. Such arbitration shall be conducted in São Paulo, State of São Paulo, Federative Republic of Brazil, in the Arbitration Tribunal of the FIESP – Federation of Industries of the State of São Paulo, according to the rules of business arbitration of the International Chamber of Commerce (“ICC”) in force at the time at which the arbitration is commenced, before three (3) arbitrators, one of whom designated jointly by the Seller, one designated by the Buyer, and the third arbitrator designated by the two arbitrators designated by the Parties. The arbitration proceeding shall be conducted in the Portuguese language. The arbitration award, which may include interest, shall be final and binding upon the Parties and may be ratified and executed in any court having competent jurisdiction by any one of the Parties. The arbitration shall be monitored and concluded as soon as possible. The winning party in the arbitration proceeding shall have its reasonable attorneys’ fees, costs and court expert expenses, as well as all other costs and expenses incurred in respect of such proceeding, paid for, unless the arbitrators should decide otherwise for a good reason.

7.3. – Entire Agreement. This Agreement and its Exhibits contain the entire covenant and understanding concerning the subject-matter of this instrument between the Parties hereto and specifically supersede any prior understanding between the Parties concerning the subject-matter of this instrument.

7.4. – Waiver. Amendment. No waiver, termination or acquittal of this Agreement, or of any one of the terms or provisions hereof, shall be binding upon any one of the Parties hereto unless confirmed in writing. No waiver by any one of the Parties hereto of any term or provision of this Agreement or of any default under this instrument shall affect the rights of such Party thereinafter of executing such term or provision or of exercising any right or legal remedy in the event of any other default, whether or not similar. This Agreement may not be modified or amended except if in writing and executed by all of the Parties hereto.

7.5. – Severability. Should any provision of this Agreement be deemed null, annullable, invalid or ineffective, no other provision of this Agreement shall be affected as a result of such fact and, therefore, the remaining provisions of this Agreement shall remain in full force and effect, as if such null, annullable, invalid or ineffective provision had never been contained in this instrument.

7.6. – Assignment. None of the Parties hereto may assign this Agreement, either wholly or in part, without prior written consent of the other Party, and it is certain that the assignee and the assignor shall always be held co-liable for all of the obligations provide hereunder.

7.7. – Binding Effect. This Agreement shall be binding upon and shall inure for the benefit of the Parties hereto and their relevant successors and permitted assignees, with due regard for the provisions of Article 2.7.1 above.

7.8. – Applicable Law. This Agreement shall be governed by and construed according to the laws of the Federative Republic of Brazil, and the parties hereto irrevocably and irreversibly elect the Courts of Judicial District of São Paulo, State of São Paulo, as having jurisdiction for the exclusive purpose of giving effect to the right of the Parties of obtaining provisional remedy concerning the performance of this Agreement, the specific performance of affirmative covenants provided hereunder and the ratification of any arbitration award, it being certain that the court jurisdiction shall be not used for any purpose other than provided under this Article.

IN WITNESS WHEREOF, the Parties execute this Agreement in two (2) counterparts of equal content and form, on the abovementioned (sic) date, jointly with the two undersigned witnesses.

São Paulo, July 25, 2001.

BANCO ECONÔMICO S.A. – IN	BUYER
THE PROCESS OF
EXTRAJUDICIAL LIQUIDATION

(sgd)	(sgd)
(sgd)

Witnesses:
1. (sgd)	2. (sgd)
Name: Marcos F.	Name: Thiho Sandini
ID No. 14.665.186	ID No. 24.414.235-1

EXHIBIT A
IDENTIFICATION OF THE WINNER OF THE AUCTION

Name of Winner of the Auction of Nordeste Assets:	Nova Camaçari Participações S.A.

Address (including for purposes of the Article addressing Notices)	Av. das Nações Unidas No. 4777 – 4º andar, sala 03, Alto de Pinheiros, São Paulo, SP

No. of National Register of Legal Entities:	03.855.132/0001-93

Name of Legal Representative Executing this Agreement:	Newton Sergio de Souza

Address:	Av. das Nações Unidas No. 4777 – 3º e 5º andares, Alto de Pinheiros, São Paulo, SP

ID No.	03.604.882-5 – IFP/RJ

CPF No.	261.214.417-04

Title:	Attorney

Name of Legal Representative Executing this Agreement:	Marcelo Bahia Odebrecht

Address:	Av. das Nações Unidas No. 4777 – 3º e 5º andares, Alto de Pinheiros, São Paulo, SP Facsimile: (55 11) 3443-9103

ID No.	2.598.834 SSP/BA

CPF No.	487.956.235-15

Title:	Civil Engineer

Third Party Participant	For purposes of Articles 2.4 and 2.7 I hereby declare being the third party that executed, and/or controlling parent company, control subsidiary and/or affiliate of the third party that has executed, a Confidentiality Agreement during the process of sale launched on October 19, 2000 and March 13, 2001, concerning the process of joint sale of the shares and of the Protocol Assets (as defined in the public notice). Thus, I declare that I am a Third Party Participant for purposes of and as defined in the Agreement for Purchase and Sales of Shares.

São Paulo, July 25, 2001
(sgd)
NOVA CAMAÇARI PARTICIPAÇÕES S.A.

EXHIBIT B

“Proposal Guarantee	Guarantee granted by the Buyer on the terms of the Public Notice, for an amount corresponding to ten percent (10%) of the Minimum Price (as defined in the Public Notice), a copy of which is a constituent part of this Agreement as Exhibit B.”

COPY OF PROPOSAL GUARANTEE

EXHIBIT C

2.2 Acquisition Price. The total price to be paid spot cash by the Buyer to the Seller on the Closing Date for acquisition of the Shares is described in Exhibit C to this instrument (“Acquisition Price”).

The Acquisition Price for the ESAE Shares, which includes the amount of the ESAE debt with Banco Econômico, restated up to July 25, 2001, is seven hundred and eight-five million Reais (R$ 785,000,000.00).

ESAE Debt with Banco Econômico, restated up to July 25, 2001: six hundred and fourteen million, nine hundred and forty-five thousand, nine hundred and twelve Reais and thirty-three cents (R$ 614,945,912.33).

EXHIBIT D

“Indemnifiable Losses	In respect of the Seller, is the amount corresponding to the percentage of actual Loss incurred by any one of the Companies in which the Seller holds equity participation, either directly or indirectly, that could be attributed to the Seller on the terms of Article 6.1, with due regard for the percentages shown in Exhibit D, if the Buyer should incur in direct Losses deriving from the events referred to in Article 6.1 (a), the Indemnifiable Loss shall correspond to the total amount of the Loss caused by the Seller.”

1. – BANCO ECONÔMICO S.A. – In the Process of Extrajudicial Liquidation:

Percentage of Indemnity
Asset	(%)
Econômico S.A. Empreendimentos	100

CONEPAR – Companhia Nordeste de Participações (“Conepar”)	56.32

Polialden Petroquímica S.A. (“Polialden”)	24.01

Politeno Indústria e Comércio S.A. (“Politeno”)	17.45

Copene Petroquímica do Nordeste S.A. (“Copene”)	1.81

Nordeste Química S.A. – Norquisa (“Norquisa”)	6.86

Percentage of Indemnity
Asset	(%)
Companhia Alcoolquímica Nacional (“CAN”)	0.42

ICAPOL – Indústrias Químicas Ltda. (“Icapol”)	56.32

PETRONOR – Participações Petroquímicas do Nordeste Ltda. (“Petronor”)	24.01

EXHIBIT E

“All notices, consents, requests and other communications provided for in this instrument shall be given in writing and shall be delivered personally, sent by registered mail (with notice of receipt), or by fax or recognized courier service. If to the Seller, such notices shall be sent to the addresses shown in Exhibit E and, if to the Buyer, to the address and to the persons responsible shown in Exhibit A.”

If to BESA:	Av. Paulista, 1842, 18º andar
Edifício Cetenco Plaza – Torre Norte
São Paulo, SP 01310-923
Attn. Dr. Natalício Pegorini
Facsimile: (55 11) 245-1806

EXHIBIT 3.1.1.(a)

“3.1.1.(a) – The Seller is the legitimate owner of the totality of the Shares, as described in the first Recital. Such Shares are free and clear of any and all Burdens, except as described in Exhibit 3.1.1(a). All of the Shares have been validly issued and are fully paid-in. Except as described in Exhibit 3.1.1(a), there are no subscription rights (except as regards existing shares), options, shareholders agreements or other rights for acquisition of any share or any other amount for ESAE securities that, if exercised, could grant to the respective holders rights to Shares of ESAE or of any other company that could be converted into or exchanged for shares or quotas of the capital of ESAE, issued or in the process of being issued. Upon transfer of the Shares to the Buyer by the Seller, the Buyer shall have valid and effective title to the Shares, free and clear of any Burdens, except as described in Exhibit 3.1.1(a).”

BURDEN ON SHARES

		Number of
		Registered
	Owner /	Common (ON)	Total Number of
Company	Seller	Shares	Shares / Quotas	Burden
Econômico S.A. Empreendimentos	Banco Econômico	44,619,655	44,619,655	N/A

EXHIBIT 3.1.1.(b)

“3.1.1.(b) – ESAE is the legitimate owner of 4,148,437,919 (sic) registered common shares and 638,221,526 class A registered preferred shares issued by Conepar (the shares referred to hereunder, held by ESAE, are hereinafter referred to as “Conepar Shares”). The Conepar Shares are free and clear of any and all Burdens. All of the Conepar Shares have been validly issued and are fully paid-in. Except as described in Exhibit 3.1.1(b), there are no subscription rights (except as regards existing shares), options, shareholders agreements or other rights for acquisition of any share or any other amount for Conepar securities that, if exercised, could grant to the respective holders rights to shares of Conepar or of any other company that could be converted into or exchanged for shares or quotas of the capital of Conepar, issued or in the process of being issued.”

BURDEN ON CONEPAR

Number of
			Registered	Total Number
		Number of	Preferred	of
Company	Owner / Seller	ON Shares	(PN) Shares	Shares/Quotas	Burden
Conepar	Econômico S.A. Empreendimentos	4,148,437,919	638,221,526	4,781,659,445	Conepar Shareholders Agreement. Blocked in favor of the Central Bank on account of the PROER (Program for Stimulus for Restructuring and for the National Financial System).

EXHIBIT 3.1.1.(c)-A

“3.1.1.(c) – Conepar is the legitimate holder of the equity participations described in Exhibit 3.1.1.(c)-A (“Conepar Participations”), which are free and clear of any Burdens, except as described in Exhibit 3.1.1.(c)-B. All of the Conepar Participations have been validly issued and are fully paid-in.”

CONEPAR PARTICIPATIONS

		% of		% of
		Total		Total
		Common		Preferred	Total	% of
	No. of ON	Shares	No. of PN	Shares	Number of	Total
Company	Shares	Capital	Shares	Capital	Shares	Capital
Polialden Petroquímica S.A.	175,793,580	66.67	99,367,082	26.04	275,160,662	42.64

Politeno Indústria e Comércio S.A.	4,985,215,725	35.00	268,497,870	9.90	5,253,713,595	30.99

Copene	7,254,149	1.12	3,627,074	0.32	10,881,223	0.61

Nordeste Química S.A. – NORQUISA	210,678	0.04	2,382	0.002	213,060	0.03

Companhia Álcoolquímica Nacional	156,079	0.82	3,092	0.17	159,171	0.75

ICAPOL – Indústrias Químicas Ltda.	10,000	100.00	N/A	N/A	10,000	100.000

EXHIBIT 3.1.1.(c)-B

“3.1.1.(c) – Conepar is the legitimate holder of the equity participations described in Exhibit 3.1.1.(c)-A (“Conepar Participations”), which are free and clear of any Burdens, except as described in Exhibit 3.1.1.(c)-B. All of the Conepar Participations have been validly issued and are fully paid-in.”

BURDENS ON CONEPAR PARTICIPATIONS

Encumbered			Guaranteed	Term of	Beneficiary of
Asset	Number of	Type of	Principal	Principal	the
(Reference)	Shares	Encumbrance	Obligation	Transaction	Encumbrance
Shares issued by POLIALDEN	87,896,790 registered common shares	Pledge	Financing Agreement	8/26/2006	BNDESPAR

Shares issued by POLIALDEN	18,760,219 registered preferred shares	Pledge	CONEPAR Debentures	10/19/2000	ODEQUI

Shares issued by COPENE	3,627,071 Class “A” registered preferred shares	Pledge	CONEPAR Debentures	10/19/2000	ODEQUI

Shares issued by COPENE	7,254,148 registered common Shares	Pledge	CONEPAR Debentures	10/19/2000	ODEQUI

Encumbered			Guaranteed	Term of	Beneficiary of
Asset	Number of	Type of	Principal	Principal	the
(Reference)	Shares	Encumbrance	Obligation	Transaction	Encumbrance
Shares issued by POLIALDEN	80,606,860 registered preferred shares	Pledge	CONEPAR Debentures	10/19/2000	BANCO ECONÔMICO

Shares issued by POLITENO	165,049,142 Class “B” registered preferred shares	Pledge	CONEPAR Debentures	10/19/2000	BANCO ECONÔMICO

Shares issued by POLITENO	103,448,728 Class “A” registered preferred shares	Pledge	CONEPAR Debentures	10/19/2000	BANCO ECONÔMICO

Shares issued by POLIALDEN	16,500,000 registered common shares	Pledge	CONEPAR Debentures	10/19/2000	BANCO ECONÔMICO

Shares issued by POLITENO	1,974,590,303 registered common shares	Pledge	Financing Agreement	8/31/2006	BNDESPAR

Shares issued by POLIALDEN	5,815,387 registered common shares	Pledge	CONEPAR Debentures	10/19/2001	BESA

Shares issued by POLIALDEN	3,295,937 registered common shares	Pledge	CONEPAR Debentures	10/19/2001	Nova Odequi

EXHIBIT 3.1.1.(d)-A

“3.1.1.(d) – The Seller is the legitimate owner, either directly or indirectly, of equity participation in the capital stock of Norquisa, which is the controlling shareholder of Copene, described in Exhibit 3.1.1.(d)-A (“Norquisa Participations”). The Norquisa Participations are free and clear and any all Burdens, except as described in Exhibit 3.1.1.(d)-B. All of the Norquisa Participations have been validly issued and are fully paid-in.”

NORQUISA PARTICIPATIONS

			% of		% of
			Total		Total
		No. of	Common	No. of	Preferred	Total Number	% of
		ON	Shares	PN	Shares	of	Total
Company	Owner	Shares	Capital	Shares	Capital	Shares/Quotas	Capital
Norquisa	Conepar	210,678	0.04	2,382	0.00	213,060	0.03

EXHIBIT 3.1.1.(d)-B

“3.1.1.(d) – The Seller is the legitimate owner, either directly or indirectly, of equity participation in the capital stock of Norquisa, which is the controlling shareholder of Copene, described in Exhibit 3.1.1.(d)-A (“Norquisa Participations”). The Norquisa Participations are free and clear and any all Burdens, except as described in Exhibit 3.1.1.(d)-B. All of the Norquisa Participations have been validly issued and are fully paid-in.”

BURDEN ON NORQUISA PARTICIPATIONS

			% of		% of
			Total		Total
			Common	No. of	Preferred	Total Number	% of
		No. of ON	Shares	PN	Shares	of	Total
Company	Owner	Shares	Capital	Shares	Capital	Shares/Quotas	Capital	Burden
Norquisa	Conepar	210,678	0.04	2,382	0.00	213,060	0.03	Norquisa Stockholders Agreement dated 11/30/83 and amendments.

Norquisa	Petronor	136,822,433	23.69	4,379,418	3.81	141,201,851	20.39	Norquisa Stockholders Agreement dated 11/30/83 and amendments.

Norquisa	Politeno	71,983,481	12.47	4,949,300	4.31	76,932,781	11.11	Norquisa Stockholders Agreement dated 11/30/83 and amendments.

EXHIBIT 3.1.1.(e)

“3.1.1.(e) - Norquisa is the legitimate owner of 377,750,595 registered common shares and 7,359,992 class A registered preferred shares issued by Copene (“Copene Shares”), which are free and clear of any and all Burdens, except as described in Exhibit 3.1.1(e). All of the Copene Shares have been validly issued and are fully paid-in. Except as described in Exhibit 3.1.1.(e), there are no subscription rights (except as regards existing shares), options, shareholders agreements or other rights for acquisition of any share or any other amount for Copene securities that, if exercised, could to grant to the respective holders rights to Shares of Copene or of any other company that could be converted into or exchanged for shares or quotas of the capital of Copene, issued or in the process of being issued.”

BURDEN ON COPENE SHARES

				Guaranteed	Expiration	Beneficiary of
		No. of		Principal	of Principal	the
Company	Owner/Seller	Shares	Encumbrance	Obligation	Transaction	Encumbrance
COPENE	Norquisa	104,414,551 ON 580,000 Pref. A	Pledge	Financing Agreement	9/15/2007	BNDESPAR

COPENE	Conepar	3,627,071 Class “A” registered shares	Pledge	CONEPAR Debentures	10/19/2001	ODEQUI

COPENE	Conepar	7,254,148 registered common shares	Pledge	CONEPAR Debentures	10/19/2001	ODEQUI

EXHIBIT 3.1.5.(b)

“3.1.5. – Absence of Violation. Consents. Neither the execution and formalization of this Agreement by the Seller, nor the performance by the Seller of any and all of its obligations on the terms of this Agreement, nor the implementation of the transactions established in this Agreement: (...)

(b)	violate, infringe or in any other way create or give rise to early maturity of any obligations, or any relevant default, or any relevant penalty, concerning any agreement, commitment or other obligation or instrument to which the Seller is a party or by which it is bound, except as described in Exhibit 3.1.5.(b);”

AGREEMENTS

1. Financing Agreement through Opening of Credit Facility No. 96.2.221.5.1

Parties:	Banco Nacional de Desenvolvimento Social – BNDES COPENE – Petroquímica do Nordeste S.A.

Date of Execution:	July 15, 1996

2. Financing Agreement through Opening of Credit Facility No. 91.2.403.2.1

Parties:	Banco Nacional de Desenvolvimento Econômico e Social – BNDES COPENE – Petroquímica do Nordeste S.A.

Date of Execution:	November 6, 1991

3. Investment Covenant

Parties:	International Finance Corporation – IFC POLITENO Indústria e Comércio S.A.

Date of Execution:	May 6, 1996

4. Financing Agreement and other Covenants – 89.2.103.3.1

Parties:	Banco Nacional de Desenvolvimento Econômico e Social – BNDES POLITENO – Indústria e Comércio S/A

Intervening Parties:

Petrobrás Química S.A. – PETROQUISA
CONEPAR – Companhia Nordeste de Participações
Companhia SUZANO de Papel e Celulose
Leon Feffer
Max Feffer

Date of Execution:	July 19, 1989

5. Agreements for Opening of Fixed Credit Facilities with Mortgage Guarantee – Desenbanco) (FINAME)

All of the agreements for opening of fixed credit facilities with mortgage guarantee with Banco de Desenvolvimento do Estado da Bahia S.A. executed by Politeno will required prior notice in cases of modification of effective control, whether direct or indirect, of the beneficiary following contracting of the transaction.

6. Agreement for Transfer and Assumption of Indebtedness between Conepar and BNDES

Parties:	Banco Nacional de Desenvolvimento Econômico e Social – BNDES Conepar

Date of Execution:	April 11, 1995

7. Agreement for Transfer and Assumption of Indebtedness No. 97.1.383-1.AD.1

Parties:	Banco Nacional de Desenvolvimento Econômico e Social – BNDES Norquisa
Banco Bamerindus S.A.

Date of Execution:	September 10, 1997

8. Financing Agreement through Opening of Credit Facility No. 99.2.536.5.1 dated November 19, 1999

Parties:	Banco Nacional de Desenvolvimento Econômico e Social – BNDES COPENE – Petroquímica do Nordeste S/A

9. Automatic Industrial Credit – FINAME – BNDES

Parties:	BANCO ITAÚ S/A
POLITENO Indústria e Comércio S/A

10. Agreement for Transfer and Assumption of Indebtedness No. 95.2.043.AD2.1 dated April 11, 1995. Original Agreement No. 94.1.038.ad2.1, dated August 11, 1994.

Parties:	BNDES PARTICIPAÇÕES S/A
CONEPAR – Companhia Nordeste de Participações
(with intervention of BANCO ECONÔMICO S/A)

11. Agreement for Transfer and Assumption of Indebtedness No. 95.2.041.AD2.1. Original Agreement No. 94.1.036.AD2.1, dated April 11, 1995.

Parties:	BNDES PARTICIPAÇÕES S/A
CONEPAR – Companhia Nordeste de Participações
(with intervention of BANCO ECONÔMICO S/A)

12. Agreement for Transfer and Assumption of Indebtedness No. 95.2.041.AD2.1. Original Agreement No. 94.1.036.AD2.1, dated April 11, 1995.

Parties:	BNDES PARTICIPAÇÕES S/A
CONEPAR – Companhia Nordeste de Participações
(with intervention of BANCO ECONÔMICO S/A)

EXHIBIT 3.1.7-(A)

“3.1.7. – Financial Statements, Books and Records of each one of the Companies. Except as informed in Exhibit 6.1.(b), Exhibit 3.1.7-B and in the other exhibits to this Agreement, the audited or reviewed financial statements, as the case may be, of each one of the Companies on December 31, 2000 and March 31, 2001, which are constituent parts of this Agreement as Exhibit 3.1.7-(A) (the “Financial Statements”), are true, correct and complete in all of their relevant aspects and were prepared in accordance with applicable legislation and Brazilian GAAP applied in a consistent form, may be reconciled with the books and records of the mentioned companies, in all of their relevant aspects, and present fairly, in all relevant aspects, the financial position and the results from operations and changes in financial position, as applicable, of each one of the Companies in the relevant period.”

FINANCIAL STATEMENTS OF NORQUISA, COPENE, ESAE, PETRONOR,
POLIALDEN AND CONEPAR.